EXHIBIT 23.1

De Joya Griffith LLC
2580 Anthem Village Dr.
Henderson, NV  89052
Telephone (702) 563-1600
Facsimile (702) 920-8049

January 11, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of HPEV, Inc. on Form S-1 of our audit report, dated March 29, 2012 relating to the accompanying balance sheets of HPEV, Inc (fka: Z3 Enterprises, Inc.), as of December 31, 2011 and the statements of operations, stockholders’ equity, and cash flows from inception (March 24, 2011) through December 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC
Henderson, NV
January 11, 2013